CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated February 1, 2023, and each included in this Post-Effective Amendment No. 61 on the Registration Statement (Form N-1A, File No. 333-100610) of BNY Mellon Stock Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 22, 2022, with respect to BNY Mellon International Core Equity Fund (the sole fund constituting BNY Mellon Stock Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2022, into this Registration Statement filed with the Securities and Exchange Commission.

  /s/ ERNST & YOUNG LLP

New York, New York

January 24, 2023